For further information contact:
                                   Steve Bono (COM) 630.271.2150
                                   Steve Preston (CFO) 630.271.2637
                                   Bruce Byots (INV) 630.271.2906



FOR IMMEDIATE RELEASE
MAY 22, 2002

                       THE SERVICEMASTER COMPANY ANNOUNCES
                       -----------------------------------
                     THE ENGAGEMENT OF DELOITTE & TOUCHE LLP
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         DOWNERS GROVE, Ill., May 22, 2002 - The ServiceMaster Company (NYSE:
SVM) announced today the engagement of Deloitte & Touche LLP as the Company's independent accountants, replacing Arthur Andersen LLP effective immediately. Deloitte & Touche will provide audit-related as well as tax compliance services.

         "We are thankful for the dedication and support we have received from the individuals at Arthur Andersen for many years. They have served us consistently with a high degree of professionalism. We look forward to a similar relationship with Deloitte & Touche. The firm's strength in consumer-related industries and their expertise in distributed models make them a good choice for ServiceMaster," said Steven Preston, Chief Financial Officer of The ServiceMaster Company.

         ServiceMaster currently provides outsourcing services for more than
11.5 million residential and commercial customers, with combined customer level revenue of approximately $5.1 billion. The core service capabilities of the Company include lawn care and landscape maintenance, termite and pest control, plumbing, heating and air conditioning services, cleaning, furniture repair and home warranty.

         These services are provided through a network of over 5,400 company-owned and franchised service centers and business units operating under leading brands which include Terminix, TruGreen ChemLawn, TruGreen LandCare, American Residential Services, Rescue Rooter, American Mechanical Services, ServiceMaster Clean, American Home Shield, AmeriSpec, Merry Maids, Furniture Medic and The ServiceMaster Home Service Center.